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                                                                EXHIBIT 5.1


                           [Varlen Corporation Letterhead]



                                   August __, 1997


Varlen Corporation
55 Shuman Boulevard
Post Office Box 3089
Naperville, Illinois  60566-7089

Ladies and Gentlemen:

         This opinion is delivered to you in connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") relating to the registration of shares of common stock, $0.10 par value per share (the "Shares"), issuable upon conversion of the outstanding 6 1/2% Convertible Subordinated Debentures due 2003 (the "Debentures") of Varlen Corporation (the "Company"). Issuance of the Shares is contemplated in connection with the underwritten call of the Debentures for redemption.

         I, in my capacity as Vice President, General Counsel and Secretary of Varlen Corporation, am familiar with the proceedings to date with respect to the proposed issuance of the Shares, and have examined such records, documents and matter of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

         I am of the opinion that:

1. the Company is a corporation validly existing under the laws of the State of Delaware; and

2. upon completion of the proceedings being taken or contemplated by us to be taken prior to the issuance of the Shares, the Shares, when issued in the manner referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

         I do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "blue sky" laws of the various states to the sale of the Shares.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the States of Illinois or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

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         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                             Very truly yours,


                             /s/Vicki L. Casmere
                             ---------------------------------
                             Vicki L. Casmere
                             Vice President, General Counsel
                             and Secretary